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                                                                     Exhibit 3.1

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                             ITI TECHNOLOGIES, INC.


         The undersigned hereby certifies that at a meeting of the stockholders of ITI Technologies, Inc., a Delaware corporation ("ITI"), duly called and held on May 2, 2000, the amendment to the certificate of incorporation of ITI set forth below was duly adopted in accordance with the provisions of section 242 of the Delaware General Corporation Law, and that such amendment has not been subsequently modified or rescinded:

         RESOLVED, that ITI's Amended and Restated Certificate of Incorporation is hereby amended in the following respects:

         A. Article First is amended to read: "FIRST: The name of the Corporation is Interlogix, Inc."

         B. Article Fifth is amended to read: "FIFTH: The total number of shares of stock which the Corporation shall have authority to issue is 60,000,000, and the par value of each such share is $0.01, amounting in the aggregate to $600,000."

         C. A new Article Tenth will be added to read as follows: "TENTH: The Corporation expressly elects not to be governed by Section 203 of the Delaware General Corporation Law, as amended from time to time."


         IN WITNESS WHEREOF, the undersigned has executed this certificate this 2nd day of May, 2000.


                                       /s/ CHARLES A. DURANT
                                       ---------------------------------------
                                       Charles A. Durant
                                       Vice President, General Counsel and
                                       Secretary